Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FIRST QUARTER 2012 RESULTS
______________________________________________

Company Significantly Expands Strategic Focus:
Empowering Customer-Centric Healthcare Across the Continuum™

LINCOLN, Nebraska (May 1, 2012) — National Research Corporation (NASDAQ:NRCI) today announced results for the first quarter 2012.

●	Net new sales of $4.0 million
●	Revenue up 13% to $22.4 million
●	Net income up 11% to $3.8 million
●	Diluted earnings per share of $0.56, up 10%

Announcing a much expanded product focus, Michael D. Hays, chief executive officer of National Research Corporation, said, “Currently our products provide value by understanding patients in the context of them receiving care.  Going forward, this value will be greatly enhanced by providing robust profiles of these individuals and their families outside of the four walls of care delivery.  As providers take on more risk, an everyday understanding of the customers’ preferences, behaviors and health risks will become critical.”

Revenue for the quarter ended March 31, 2012, was $22.4 million, compared to $19.8 million for the same quarter in 2011.  Net income for the quarter ended March 31, 2012, was $3.8 million, or $0.57 per basic share and $0.56 per diluted share, compared to $3.5 million for the first quarter 2011, or $0.52 per basic share and $0.51 per diluted share.

In closing, Kevin Karas, chief financial officer of National Research Corporation, said, “A timing difference in 2011, which shifted direct expenses from the first quarter into the second quarter, negatively impacted our first quarter 2012 operating income margin and growth rate on a comparable basis.  Going forward, we expect our 2012 operating income growth rate to exceed 20% on a year-to-date basis by the end of the second quarter.”

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NRCI Announces First Quarter 2012 Results

May 1, 2012

A listen-only simulcast of National Research Corporation’s 2012 first quarter conference call will be available online at www.earnings.com on May 2, 2012, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter 2012 Results

May 1, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Revenue	$22,407	$19,791

Operating expenses:
Direct expenses	8,931	6,758
Selling, general and administrative	6,151	6,090
Depreciation and amortization	1,243	1,243
Total operating expenses	16,325	14,091

Operating income	6,082	5,700

Other income (expense), net:
Interest income	5	2
Interest expense	(142)	(169)
Other, net	(15)	(29)

Total other expense, net	(152)	(196)

Income before income taxes	5,930	5,504
Provision for income taxes	2,081	2,048

Net income	$3,849	$3,456

Net income per share, basic	$0.57	$0.52
Net income per share, diluted	$0.56	$0.51

Weighted average shares outstanding:
Basic	6,719	6,654
Diluted	6,907	6,809

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NRCI Announces First Quarter 2012 Results

May 1, 2012

NATIONAL RESEARCH CORPORATION
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands)

	Mar. 31,	Dec. 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$7,872	$8,082
Accounts receivable, net	13,577	11,187
Other current assets	3,810	2,868
Total current assets	25,259	22,137

Net property and equipment	13,511	13,613
Goodwill	57,798	57,730
Other, net	6,810	7,196

Total Assets	$103,378	$100,676

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,909	$2,302
Deferred revenue	16,361	16,500
Accrued compensation	2,922	3,591
Income taxes payable	153	145
Notes payable	2,072	1,861
Total current liabilities	24,417	24,399

Non-current liabilities	20,554	20,723

Total Liabilities	44,971	45,122

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; issued 8,214,111 in 2012 and 8,117,849 in 2011; outstanding 6,778,288 in 2012 and 6,724,280 in 2011	8	8
Additional paid-in capital	33,414	31,080
Retained earnings	49,082	46,995
Accumulated other comprehensive income	1,117	907
Treasury stock	(25,214)	(23,436)
Total shareholders’ equity	58,407	55,554
Total liabilities and shareholders’ equity	$103,378	$100,676

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